CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Financial Statements” and to the use of our report dated February 3, 2006 on the December 31, 2005 financial statements of the COUNTRY VP Growth Fund, COUNTRY VP Balanced Fund, COUNTRY VP Short-Term Bond Fund, and COUNTRY VP Bond Fund, each a series of COUNTRY Mutual Funds Trust (the “Trust’), in the Registration Statement (Form N-1A) of the Trust and its incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act of 1933 (File No. 333-68270) and in the Amendment No. 19 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-10475).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
April 25, 2006